Exhibit 21

GRAYBAR ELECTRIC COMPANY, INC.

LIST OF SUBSIDIARIES

Graybar International, Inc., a Missouri corporation

Graybar Financial Services, Inc., a Missouri corporation

Graybar Management Services, LLC, a Delaware limited liability company

Graybar Electric Limited, a Nova Scotia corporation

Graybar Canada Limited, a Nova Scotia corporation

Distribution Associates, Inc., a Missouri corporation

Graybar Business Services, Inc., a Missouri corporation

Graybar Electric Canada Limited, a Nova Scotia corporation

Graybar Newfoundland Limited, a Newfoundland and Labrador corporation

Graybar Energy Limited, an Ontario corporation

Advantage Industrial Automation, Inc., a Georgia corporation

Cape Electrical Supply Holdings LLC, a Delaware limited liability company

Cape Electrical Supply LLC, a Delaware limited liability company

Shingle & Gibb Automation, LLC, a Delaware limited liability company